CURTISS-WRIGHT CORPORATION
RETIREMENT PLAN
As Amended and Restated effective January 1, 2015
SECOND INSTRUMENT OF AMENDMENT
Recitals:

1.
Curtiss-Wright Corporation (the “Company”) has heretofore adopted the Curtiss‑Wright Corporation Retirement Plan (the “Plan”) and has caused the Plan to be amended and restated in its entirety effective as of January 1, 2015.

2.
The Plan consists of two separate components: the EMD Component, which applies to eligible employees of Curtiss-Wright Electro-Mechanical Corporation as provided in the EMD appendix to the Plan, and the CWC Component, which applies to other employees eligible to participate in the Plan (the “CWC Component”).

3.	Subsequent to the most recent amendment and restatement of the Plan, the Company has decided to amend the CWC Component for the following reasons:

a.
To increase the cash-out limit for Participants whose Annuity Starting Dates occur prior to their Normal Retirement Dates from $1,000 to $5,000 and to provide for an automatic rollover IRA for such Participants who do not elect to have their mandatory distribution paid in a direct rollover to an eligible retirement plan or to receive such distribution directly in cash;

b.
To reflect the terms of a new collective bargaining agreement covering employees of the Company’s MIC Long Island operations that increases their benefit formula with respect to credited service earned on or after January 1, 2014; and

c.
To reflect the terms of a new collective bargaining agreement covering employees of the Company’s MIC Vernon operations that increases their benefit formula with respect to credited service earned on or after December 1, 2015, and December 1, 2016.

4.	Articles 12.01 and 12.02 of the CWC Component permit the Company to amend the CWC Component, by written resolution, at any time and from time to time.

5.	Article 11.02(b) of the CWC Component authorizes the Curtiss-Wright Corporation Administrative Committee to adopt certain CWC Component amendments on behalf of the Company.
Amendment:
For the reasons set forth in the Recitals to this Instrument of Amendment, the CWC Component of the Plan is hereby amended in the following respects:

1.	Effective January 1, 2017, Article 7.05 (“Mandatory Cash-out of Small Benefits”) is amended and restated in its entirety to read as follows:

7.05    Mandatory Cash-out of Small Benefits.

Notwithstanding any provision of the Plan to the contrary, in any case, a lump sum payment of Actuarial Equivalent value shall be made in lieu of all benefits in the event the present value of the Participant’s benefit determined as of his Annuity Starting Date amounts to $5,000 or less.

In determining the amount of a lump sum payment payable under this paragraph, Actuarial Equivalent value shall mean a benefit, in the case of a lump sum benefit payable prior to a Participant's Normal

Retirement Date, of equivalent value to the benefit which would otherwise have been provided commencing at the Participant's Normal Retirement Date, or if larger, the benefit which would otherwise have been provided commencing at the earliest date he could have commenced payment. In the event the present value of a benefit exceeds $5,000 upon its initial determination as to its present value, the present value of the benefit shall be re-determined annually as of the first day of each subsequent Plan Year. The determination as to whether a lump sum payment is due shall be made as soon as practicable following the Participant’s termination of service. Any lump sum benefit payable shall be made as soon as practicable following the determination that the amount qualifies for distribution under the provisions of this paragraph. In no event shall a lump sum payment be made following the date pension payments have commenced as an annuity.

Notwithstanding any provision of the Plan to the contrary, in the event that the Participant’s Annuity Starting Date occurs prior to his Normal Retirement Date and the present value of his benefit determined as of his Annuity Starting Date amounts to greater than $1,000 but not greater than $5,000, if such Participant does not elect to have his distribution paid directly to an “eligible retirement plan” (as defined in Article 7.08(b)(ii)) specified by the Participant in a “direct rollover” (as defined in Article 7.08(b)(iv)) or to receive such distribution directly in accordance with the provisions of this Article 7, then the Plan Administrator will pay such distribution in a direct rollover to an individual retirement account or annuity described in Section 408(a) or (b) of the Code designated by the Plan Administrator.

2.
Effective December 1, 2015, Article 9.02(a)(vii) (“Metal Improvement Company, LLC - Vernon Division”) is amended by adding the following subparagraphs (I) and (J) at the end thereof, to read, respectively, as follows:

(I)
With benefits commencing on or after December 1, 2015, $21.00 multiplied by his years of Credited Service on or after December 1, 2015, for any pension payments due for months commencing on or after December 1, 2015.

(J)
With benefits commencing on or after December 1, 2016, $23.00 multiplied by his years of Credited Service on or after December 1, 2016, for any pension payments due for months commencing on or after December 1, 2016.

3.	Effective January 1, 2014, Article 9.02(a)(ix) (“Metal Improvement Company, Inc. - Long Island Division”) is amended by adding the following subparagraph (G) at the end thereof, to read as follows:

(G)
With benefits commencing on or after January 1, 2014, $20.00 multiplied by his years of Credited Service on or after January 1, 2014, for any pension payments due for months commencing on or after January 1, 2014.

Except to the extent amended by this Instrument of Amendment, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this amendment has been executed on this ____ day of __________________, 2016.

Curtiss-Wright Corporation
Administrative Committee

By:	/s/ Paul J. Ferdenzi